EXHIBIT 99.1

Ohio Legacy Corp Announces Second Quarter Results

WOOSTER, Ohio, Aug. 2, 2004 (PRIMEZONE) -- Ohio Legacy Corp (Nasdaq:OLCB), the parent of Ohio Legacy Bank, N.A., today reported net earnings for the three months ended June 30, 2004, of $226,000 or $0.10 per share, compared to $160,000, or $0.08 per share, during the second quarter of 2003. At June 30, 2004, total assets were $172.5 million, an increase of $13.4 million, or 8%, from December 31, 2003. Total loans increased nearly $12.0 million during the second quarter.

Loans and Asset Quality -- During the first half of 2004, net loans increased $19.4 million, or 18%, to $129.4 million with net loans to deposits and interest-earning assets increasing to 100% and 75%, respectively. The strongest increases during the first half came in the commercial real estate and residential real estate categories, with each increasing 32% and 14% respectively.

The Company has yet to encounter material deterioration in the credit quality of its loan portfolio. Asset quality remained strong as nonperforming loans (nonaccrual and impaired loans) totaled $218,000, or 0.17% of total loans at June 30, 2004, compared to $154,000 at December 31, 2003. Nonperforming loans are comprised of two residential real estate loans secured by first mortgage liens. There were no loans past due greater than 90 days and still accruing interest.

The provision for loan losses was $150,000 during the second quarter of 2004 compared to $77,500 in 2003 and $85,000 during the first quarter of 2004. The provision increased during the second quarter as loan growth was greater and delinquencies were slightly higher. Net charge offs during the second quarter of 2004 totaled $113,000, an annualized rate of 0.36% of average loans.

Deposits -- Total deposits increased $5.6 million during the half to $128.7 million at June 30, 2004. Deposits increased $894,000 during the second quarter of 2004 despite the loss of $5.0 million of deposits in June. The loss of deposits was primarily in the certificate of deposit ("CD") portfolio as a large pool of a single product began to mature during the quarter.

The Company anticipates continued liquidity pressure during the third quarter as the rest of this CD pool matures. Approximately $17.7 million, or 25% of the June 30, 2004, CD portfolio will mature during the third quarter of 2004 compared to $18.8 million that matured during the second quarter. However, the Company believes the likelihood of further significant runoff of the CD portfolio is less than it was at March 31, 2004, as the average balance and interest rate of the CDs maturing during the third quarter of 2004 are less than those that matured during the second quarter of 2004.

Core deposits increased $3.7 million during the second quarter of 2004, reversing the loss of $1.0 million of core deposits during the first quarter. The increase in core deposit balances in 2004 has been driven by interest-bearing checking accounts. Growth in noninterest checking accounts this year has been offset by decreases in savings account balances. Such a shift to lower-costing deposits serves to improve interest rate spread and margin. In April 2004, the Bank launched a new suite of checking accounts that offers a number of benefits and services to customers. These features should attract new customers and potentially increase fee income as some of the features require a monthly fee for access.

Branch Acquisition -- In May 2004, the Company announced that the Bank entered a purchase and assumption agreement with Unizan Bank to acquire Unizan's branch in Wooster, Ohio. The Office of the Comptroller of the Currency ("OCC") approved the Bank's application in July. The branch acquisition includes a physical location, which will become the Bank's fourth banking office, and approximately $15 million of deposits. The acquisition is scheduled to close in August 2004.

Net Interest Income -- During the three months ended June 30, 2004, net interest income increased to $1.4 million compared to $1.0 million during the second quarter of 2003 as a result of a higher average balance of interest-earning assets, a decreasing cost of funds and a shift in asset composition to higher yielding loans from securities. During the quarter ended June 30, 2004, average loans as a percent of average interest-earning assets was 75% compared to 65% during the second quarter of 2003.

During the second quarter of 2004, interest rate spread increased to 3.01% compared to 2.75% in 2003 and 2.93% during the first quarter of 2004 and was driven by the maturity of high-cost certificates of deposits and growth in core deposits. The shift in asset mix improved net interest margin, which increased to 3.28% during the second quarter of 2004 compared to 3.09% in the second quarter of 2003 and 3.23% during the first quarter of 2004. Spread and margin should continue to increase during the second half of 2004 as a result of further maturing and repricing of high-cost CDs during the third quarter of 2004.

Noninterest Income -- Total noninterest income increased during the second quarter of 2004 compared to 2003. The increase in overdraft fees and other service charges on deposit accounts was due to higher number of deposit customers and the related fees associated with those accounts. Annualized noninterest income, excluding securities gains, as a percent of average assets increased to 0.27% during the second quarter of 2004 from 0.25% in 2003 and 0.22% during the first quarter of 2004.

Noninterest Expense -- The efficiency ratio improved to 75% during the second quarter of 2004 compared to 80% during the second quarter of 2003 and 78% during the first quarter of 2004. Annualized noninterest expense as a percent of average assets was 2.56% in 2004 compared to 2.51% during the second quarter of 2003. This is a reflection of the improvement in the interest margin outweighing the Company's ability to leverage overhead costs through asset growth as it builds infrastructure to support its strategic plan and future expansion.

Occupancy and equipment expense was higher in 2004 due to rent expense from the addition of an operations center in late 2003, which also increased depreciation expense from leasehold improvements. Professional fees decreased compared to the 2003 period as management used outside consultants last year to assist with operational reviews and improvements to address concerns identified under the Bank's written agreement with the OCC. Franchise tax is assessed on the Bank's capital balance and can be expected to increase each year as the Bank's capital balance grows. Data processing is higher in 2004 due to an increase in the volume of transactions and accounts from the growth in the loan and deposit portfolios. Marketing and advertising is higher in 2004 as the Bank launched a marketing campaign to increase awareness and visibility of the Bank's products and services. Other expenses are higher primarily due to check printing costs, director fees, higher deposit insurance premiums and other deposit maintenance costs.

Regulatory Matters -- On June 18, 2002, the Bank and its primary regulator, the OCC, entered into an agreement to address certain issues identified during the OCC's examination of the Bank in January 2002. Management has implemented comprehensive strategic, capital and staffing plans and is working to comply with other requirements under the agreement. The OCC modified the agreement during the third quarter of 2003 in response to management's progress. Previously, the Bank's average asset growth was restricted to no greater than 5% each calendar quarter. The modification removes the quarterly compliance requirement and implements an annual growth restriction of no greater than 22%, commencing October 1, 2003.

ABOUT OHIO LEGACY CORP

Ohio Legacy Corp is a bank holding company headquartered in Wooster, Ohio. Its subsidiary, Ohio Legacy Bank, N.A., provides financial services to small businesses and consumers though three full-service banking locations in Canton, Millersburg and Wooster, Ohio.

FORWARD-LOOKING STATEMENTS DISCLOSURE

This release contains certain forward-looking statements related to the future performance and financial condition of Ohio Legacy Corp. These statements, which are subject to numerous risks and uncertainties, are presented in good faith based on the Company's current condition and management's understanding, expectations, and assumptions regarding its future prospects as of the date of this release. Actual results could differ materially from those projected or implied by the statements contained herein. The factors that could affect the Company's future results are set forth in the periodic reports and registration statements filed by the Company with the Securities and Exchange Commission.

                       OHIO LEGACY CORP
                  CONSOLIDATED BALANCE SHEETS
         As of June 30, 2004, and December 31, 2003

                                      June 30,       December 31,
                                        2004             2003
                                   -------------    -------------
                                    (unaudited)
 ASSETS

 Cash and due from banks           $   5,197,182    $   4,370,383
 Federal funds sold and
   interest-bearing deposits
   in financial institutions           1,563,124        3,814,436
                                   -------------    -------------

    Cash and cash
     equivalents                      6,760,306         8,184,819
 Securities available
  for sale                           33,053,465        38,054,644
 Loans, net                         128,178,255       108,792,368
 Federal agency stock                 1,250,050         1,039,200
 Premises and equipment, net          1,935,167         2,036,544
 Other real estate owned                 70,000            70,000
 Accrued interest receivable
   and other assets                   1,283,430           880,904
                                  -------------     -------------

        Total assets               $ 172,530,673    $ 159,058,479
                                   =============    =============

 LIABILITIES
 Deposits:
    Noninterest-bearing
     demand                        $   7,799,869    $   7,133,620
    Interest-bearing demand           11,701,908        8,962,743
    Savings                           38,987,329       39,667,717
    Certificates of deposit           70,227,998       67,387,021
                                   -------------    -------------

      Total deposits                 128,717,104      123,151,101
 Federal Home Loan Bank
  advances                            23,031,548       14,759,314
 Subordinated debentures               3,325,000        3,325,000
 Capital lease obligations               972,833          976,643
 Accrued interest payable
  and other liabilities                  684,902          801,954
                                   -------------    -------------
       Total liabilities             156,731,387      143,014,012

 SHAREHOLDERS' EQUITY

 Preferred stock, no par
  value, 500,000 shares
  authorized, none
  outstanding                              --                --
 Common stock, no par value,
  2,500,000 shares
  authorized, 2,119,020
  and 2,118,000
  shares issued and
  outstanding at
  June 30, 2004,
  and December 31, 2003,
  respectively                        17,729,155       17,701,955
 Accumulated deficit                  (1,107,585)      (1,555,585)
 Accumulated other
   comprehensive income                 (822,284)        (101,903)
                                   -------------    -------------

    Total shareholders' equity        15,799,286       16,044,467
                                   -------------     -------------

    Total liabilities and
     shareholders' equity          $ 172,530,673    $ 159,058,479
                                   =============    =============

                       OHIO LEGACY CORP
             CONSOLIDATED STATEMENTS OF OPERATIONS
    For the three and six months ended June 30, 2004 and 2003

                      For the Three Months    For the Six Months
                            Ended                    Ended
                          June 30,                  June 30,
                    -----------------------  ----------------------
                        2004         2003        2004       2003
                    ----------   ----------  ----------  ----------
 Interest income:
  Loans, including
    fees             $1,981,839  $1,517,081  $3,787,288  $2,944,736

  Securities            314,070     353,978     670,436     794,215
  Interest-bearing
   deposits and
   federal funds
   sold                  24,875      33,669      50,808      63,516
                     ----------  ----------  ----------  ----------
    Total interest
     income           2,320,784   1,904,728   4,508,532   3,802,467

 Interest expense:
  Deposits              731,768     787,398   1,470,803   1,627,272
  Other borrowings      224,027     109,092     421,847     219,717
                     ----------  ----------  ----------  ----------

    Total interest
     expense            955,795     896,490   1,892,650   1,846,989
                     ----------  ----------  ----------  ----------

 Net interest
  income              1,364,989   1,008,238   2,615,882   1,955,478

 Provision for
  loan losses           150,000      77,500     235,000     157,500
                     ----------  ----------  ----------  ----------

 Net interest
  income after
  provision for
  loan losses         1,214,989     930,738   2,380,882   1,797,978

 Noninterest income:
    Service charges
     and other fees     112,433      85,696     200,365     152,256
    Gain on sales
     of securities,
     net                    --       16,640      13,147      74,489
    Other income          2,271       2,322       4,557       4,976
                     ----------  ----------  ----------  ----------
      Total
       noninterest
       income           114,704     104,658     218,069     231,721

 Noninterest expense:
    Salaries and
     benefits           485,903     355,882     950,605     736,042
    Occupancy and
     equipment          151,177     137,797     301,460     276,971
    Professional
     fees               108,656     129,541     196,623     209,805
    Franchise tax        58,356      46,197     121,406      94,997
    Data processing     110,567      76,515     211,492     152,576
    Marketing and
     advertising         39,756      25,650      83,653      53,897
    Stationery and
     supplies            21,543      21,339      38,961      40,095
    Other expenses      127,735      82,475     246,751     169,316
                     ----------  ----------  ----------  ----------
      Total
       noninterest
       expense        1,103,693     875,396   2,150,951   1,733,699
                     ----------  ----------  ----------  ----------

 Earnings before
  income tax
  expense               226,000     160,000     448,000     296,000

 Income tax expense        --          --          --          --
                     ----------  ----------  ----------  ----------

 Net earnings        $  226,000  $  160,000  $  448,000  $  296,000
                     ==========  ==========  ==========  ==========

 Basic earnings
  per share          $     0.11  $     0.08  $     0.21  $     0.14
 Diluted earnings
  per share          $     0.10  $     0.08  $     0.21  $     0.14

 Basic weighted
  average shares
  outstanding         2,119,138   2,115,700   2,118,944   2,101,612
 Diluted weighted
  average shares
  outstanding         2,180,962   2,118,674   2,181,649   2,103,450

                        OHIO LEGACY CORP
                   QUARTERLY BALANCE SHEETS
                      (Dollars in thousands)

                          2004                     2003
                 -------------------   ------------------------------
                 June 30    March 31    Dec. 31   Sept. 30    June 30
                 --------   --------   --------   --------   --------
  Cash and cash
   equivalents   $  6,760   $ 11,541   $  8,185   $ 13,533   $ 15,865

 Securities        33,054     36,754     38,055     29,972     35,543

 Loans, net
  of fees         129,405    117,463    109,914    100,536     88,372

 Allowance for
  loan losses      (1,226)    (1,189)    (1,122)    (1,063)      (966)

 Premises and
  equipment,
   net              1,935      1,988      2,036      2,066      2,117

 Other assets       2,603      2,293      1,990      1,920      1,550
                 --------   --------   --------   --------   --------

  Total assets    172,531    168,850    159,058    146,964   $142,481
                 ========   ========   ========   ========   ========

 Noninterest-
  bearing
  demand         $  7,800   $  7,095   $  7,133   $  6,028   $  6,078

 Interest-
  bearing
  demand           11,702      9,214      8,963      8,622      7,862

 Savings           38,987     38,443     39,668     42,361     42,142

 Certificates
  of deposit       70,228     73,071     67,387     64,227     62,527
                 --------   --------   --------   --------   --------

 Total
  deposits        128,717    127,823    123,151    121,238    118,609

 Other
  borrowings       27,329     23,697     19,061      9,304      4,305

 Other
  liabilities         685        777        802        673      3,236
                 --------   --------   --------   --------   --------

 Total
   liabilities    156,731    152,297    143,014    131,215    126,150
                 --------   --------   --------   --------   --------
 Shareholders'
  equity           15,800     16,553     16,044     15,749     16,331
                 --------   --------   --------   --------   --------

 Total
  liabilities
  and
  shareholders'
  equity         $172,531   $168,850   $159,058   $146,964   $142,481
                 ========   ========   ========   ========   ========

 LOAN PORTFOLIO:
 --------------

 Commercial      $ 11,733   $ 11,491   $ 12,699   $ 12,600   $ 12,924

 Residential
   real estate     48,449     43,865     42,511     38,564     32,483

 Multifamily
  residential      10,049      9,690      8,121      6,255      6,464

 Commercial
  real estate      32,338     28,206     24,457     23,342     21,006

 Construction      15,331     13,104     11,791      8,990      5,949

 Consumer and
  home equity      11,677     11,286     10,511     10,952      9,677
 Net deferred
   loan fees         (172)      (179)      (176)      (167)      (131)
                 --------   --------   --------   --------   --------
   Loans         $129,405   $117,463   $109,914   $100,536   $ 88,372
                 ========   ========   ========   ========   ========

 QUARTERLY AVERAGES:
 ------------------

 Fed funds
  and
  securities(1)  $ 40,745   $ 43,815   $ 36,135   $ 41,890   $ 46,243

 Loans            125,102    111,273    106,260     93,287     84,898

 Total
  interest-
  earning
  assets          165,847    155,088    142,395    135,177    131,141

 Total assets     172,672    161,396    148,516    142,019    139,038
 Total assets,
  year to date    167,036    161,396    141,946    139,617    138,109

 Interest-
  bearing
  deposits        123,176    117,658    115,275    113,942    111,936

 Other
  borrowings
  and leases       25,203     19,903     10,682      4,694      4,306
 Total interest-
  bearing
  liabilities     148,379    137,561    125,957    118,636    116,242

 Shareholders'
  equity           16,093     16,182     15,856     16,394     16,220

 Shareholders'
  equity, year
   to date         16,139     16,182     16,007     16,057     15,667

 (1)  Includes federal agency stock not classified in securities on the consolidated balance sheets and interest-earning
      deposits in financial institutions

                              OHIO LEGACY CORP
                     QUARTERLY STATEMENTS OF OPERATIONS
              (In thousands, except per share data and ratios)

                        2004                       2003
                 -------------------   ------------------------------

 For the three
  months ended    June 30   March 31    Dec. 31   Sept. 30    June 30
                 --------   --------   --------   --------   --------
 Interest
   income        $  2,321   $  2,188   $  2,071   $  1,923   $  1,905
 Interest
  expense            (956)      (937)      (898)      (881)      (897)
                 --------   --------   --------   --------   --------

  Net interest
   income           1,365      1,251      1,173      1,042      1,008

 Provision for
   loan losses       (150)       (85)      (114)      (146)       (78)

 Noninterest
   income             115        103        102        134        105

 Noninterest
  expense          (1,104)    (1,047)      (973)      (905)      (875)
                 --------   --------   --------   --------   --------
  Net income     $    226   $    222   $    188   $    125   $    160
                 ========   ========   ========   ========   ========

 Income per
   share,
   diluted        $  0.10   $   0.10  $    0.08  $    0.06   $   0.08

 Common and
  dilutive
  shares, avg       2,181      2,181      2,178      2,120      2,119

 SELECTED RATIOS:
 ---------------

 Net interest
  margin (1)         3.28%      3.23%      3.28%      3.06%      3.09%

 Yield on
  interest-earning
  assets             5.59       5.66       5.77       5.67       5.85
  Cost of funds      2.58       2.73       2.84       2.95       3.10

 Interest rate
  spread (2)         3.01       2.93       2.93       2.72       2.75

 Efficiency
  ratio (3)         74.59      78.09      76.00      79.70      79.85

 Allowance as
  a percent of
  loans              0.95       1.01       1.02       1.06       1.09

 Net loans as
  a percent
  of deposits       99.58      90.96      88.30      82.00      73.70

 Annualized net
  charge-offs
  to loans           0.36       0.06       0.21       0.20       0.01

 Annualized
  noninterest
  income to
  average
  assets (4)         0.27       0.22       0.29       0.26       0.25

 Annualized
  noninterest
  expense to
  average
  assets             2.56       2.60       2.61       2.54       2.51

 Annualized
  return on
  average
  assets             0.52       0.55       0.51       0.35       0.46

 Annualized
  return on
  average
  equity             5.62       5.49       4.74       3.05       3.95

 (1)  Net interest income, annualized, divided by average
      interest-earning assets for the period

 (2)  Difference between the yield on interest-earning assets and the cost of funds

 (3)  Noninterest expense divided by net interest income and noninterest income, excluding gains on securities sales

 (4)  Excludes gains on securities sales

CONTACT:  Ohio Legacy Corp
          L. Dwight Douce, Chief Executive Officer and President
          Eric S. Nadeau, Chief Financial Officer and Treasurer
          330-263-1955
          http://www.ohiolegacycorp.com